Exhibit 4.1

BANCO SANTANDER, S.A.

as Issuer,

THE BANK OF NEW YORK MELLON,

London Branch

as Trustee, Calculation Agent and Principal Paying Agent,

and

THE BANK OF NEW YORK MELLON SA/NV,

Luxembourg Branch

as Subordinated Debt Securities Registrar

SECOND SUPPLEMENTAL INDENTURE

dated as of November 22, 2021

to

SUBORDINATED DEBT SECURITIES INDENTURE

dated as of December 3, 2020

SECOND SUPPLEMENTAL INDENTURE (“Second Supplemental Indenture”), dated as of November 22, 2021, among BANCO SANTANDER, S.A., a sociedad anónima incorporated under the laws of The Kingdom of Spain (the “Company”), having its principal executive office located at Ciudad Grupo Santander, Avenida de Cantabria s/n, 28660 Boadilla del Monte, Madrid, Spain, as issuer, THE BANK OF NEW YORK MELLON, London Branch, a banking corporation duly organized and existing under the laws of the State of New York, as trustee (the “Trustee,” which term includes any successor Trustee), calculation agent (the “Calculation Agent,” which term includes any successor Calculation Agent) and principal paying agent (the “Principal Paying Agent,” which term includes any successor Principal Paying Agent), having its Corporate Trust Office at One Canada Square, London, E14 5AL, United Kingdom and THE BANK OF NEW YORK MELLON SA/NV, Luxembourg Branch, a société anonyme/naamloze vennootschap, incorporated under the laws of Belgium, as Subordinated Debt Securities Registrar (the “Subordinated Debt Securities Registrar”), having its principal office at 2-4 Rue Eugène Ruppert, L-2453 Luxembourg, Luxembourg.

WITNESSETH

WHEREAS, the Company and the Trustee have executed and delivered a Subordinated Debt Securities Indenture dated as of December 3, 2020 (the “Base Indenture,” and the Base Indenture, as amended and supplemented by this Second Supplemental Indenture, the “Subordinated Notes Indenture”) to provide for the issuance of the Company’s subordinated debt securities (the “Subordinated Debt Securities”), including the Subordinated Notes (as defined below).

WHEREAS, Section 9.01(d) of the Base Indenture permits the Company and the Trustee to change or eliminate any provisions of the Base Indenture without the consent of Holders, subject to certain conditions;

WHEREAS, Section 9.01(f) of the Base Indenture permits the Company and the Trustee to enter into a supplemental indenture to establish the forms or terms of Subordinated Debt Securities of any series as permitted under Sections 2.01 and 3.01 of the Base Indenture without the consent of Holders;

WHEREAS, there are no Outstanding Subordinated Debt Securities of any series created prior to the execution of this Second Supplemental Indenture that are entitled to the benefit of the provisions set forth herein or that would be adversely affected by such provisions;

WHEREAS, the Executive Committee of the Company has authorized the entry into this Second Supplemental Indenture and the establishment of the Subordinated Notes (as defined below), as required by Section 9.01 of the Base Indenture;

WHEREAS, the parties hereto desire to establish a series of Subordinated Debt Securities to be known as the Series 125 3.225% Tier 2 Subordinated Callable Fixed-to-Fixed Rate Notes due 2032 (the “Subordinated Notes”) pursuant to Sections 2.01 and

3.01 of the Base Indenture. The Subordinated Notes may be issued from time to time, and any Subordinated Notes issued as part of the series created herein will constitute a single series of Subordinated Debt Securities under the Subordinated Notes Indenture and shall be included in the definition of “Subordinated Notes” where the context requires;

WHEREAS, the Company has requested and hereby requests that the Trustee execute and deliver this Second Supplemental Indenture and the Company has provided the Trustee with an Executive Committee Resolution authorizing the execution of this Second Supplemental Indenture;

WHEREAS, all actions required by the Company to be taken in order to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, have been taken and performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects; and

WHEREAS, where indicated, this Second Supplemental Indenture shall amend and supplement the Base Indenture; and to the extent that the terms of the Base Indenture are inconsistent with such provisions of this Second Supplemental Indenture, the terms of this Second Supplemental Indenture shall govern.

NOW, THEREFORE, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definition of Terms. For all purposes of this Second Supplemental Indenture:

(a)    a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(b)    capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Base Indenture;

(c)    the singular includes the plural and vice versa;

(d)    headings are for convenience of reference only and do not affect interpretation; and

(e)    for the purposes of this Second Supplemental Indenture and the Base Indenture, the term “series” shall mean a series of the Subordinated Debt Securities.

ARTICLE 2

FORM OF SUBORDINATED NOTES

Section 2.01. Terms of the Subordinated Notes. The following terms relating to the Subordinated Notes are hereby established pursuant to Section 3.01 of the Base Indenture:

(a) The Subordinated Notes shall be designated as: the Series 125 3.225% Tier 2 Subordinated Callable Fixed-to-Fixed Rate Notes due 2032;

(b) The price at which the Subordinated Notes shall be issued is 100.000% of the principal amount thereof;

(c) The aggregate principal amount of the Subordinated Notes that may be authenticated and delivered under the Subordinated Notes Indenture shall not exceed $1,000,000,000, except as otherwise provided in the Subordinated Notes Indenture, including Section 2.01(t) hereof;

(d) Principal on the Subordinated Notes shall be payable on November 22, 2032 (the “Maturity Date”);

(e) The Subordinated Notes shall be issued in global registered form on November 22, 2021. From (and including) the date of issuance to (but excluding) November 22, 2031 (the “Reset Date”), interest on this Note will be payable at a fixed rate of 3.225% per annum. From (and including) the Reset Date to (but excluding) the Maturity Date (the “Reset Period”), interest on the Subordinated Notes will be payable at a fixed rate equal to the applicable U.S. Treasury Rate (as defined herein) as of the second Business Day preceding the Reset Date (the “Reset Determination Date”), plus 1.600% per annum. Interest will be payable semi-annually in arrears on May 22 and November 22 (each, an “Interest Payment Date”), commencing May 22, 2022, up to and including the Maturity Date or any date of earlier redemption;

Interest on the Subordinated Notes will be calculated on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed in such month. The Regular Record Dates for the Subordinated Notes will be 15 calendar days immediately preceding the relevant Interest Payment Date, whether or not a Business Day;

(f) No premium, upon redemption or otherwise, shall be payable by the Company on the Subordinated Notes;

(g) Principal of and any interest on the Subordinated Notes shall be paid to the Holder through The Bank of New York Mellon, as paying agent of the Company having offices in London, United Kingdom and the Borough of Manhattan, The City of New York;

(h) The Subordinated Notes shall not be redeemable except as provided in Article 11 of the Subordinated Notes Indenture;

(i) The Company shall have no obligation to redeem or purchase the Subordinated Notes pursuant to any sinking fund or analogous provision;

(j) The Subordinated Notes shall be issued only in minimum denominations of $200,000 and integral multiples of $200,000 in excess thereof;

(k) The principal amount of the Subordinated Notes shall be payable upon the declaration of acceleration thereof pursuant to Section 5.02 of the Base Indenture;

(l) Additional Amounts in respect of the Subordinated Notes shall be payable as set forth in the Subordinated Notes Indenture;

(m) The Subordinated Notes shall be denominated in, and payments thereon shall be made in, U.S. Dollars only;

(n) The payment of principal of or interest, if any, on the Subordinated Notes shall be payable only in the coin or currency in which the Subordinated Notes are denominated;

(o) The Subordinated Notes will be issued in the form of one or more global securities in registered form, without coupons attached, and initially registered in the name of Cede & Co., as nominee of The Depository Trust Company, the Depositary;

(p) The Subordinated Notes will not be initially issued in definitive form;

(q) The Events of Default on the Subordinated Notes are as provided for in the Subordinated Notes Indenture;

(r) The Company agrees with respect to the Subordinated Notes and each Holder of the Subordinated Notes, by his or her acquisition of a Subordinated Note will be deemed to have agreed to the subordination described in Sections 12.01 and 12.02 of the Subordinated Notes Indenture. Each such Holder will be deemed to have irrevocably waived his or her rights of priority which would otherwise be accorded to him or her under the laws of Spain, to the extent necessary to effectuate the subordination provisions of the Subordinated Notes. In addition, each Holder of the Subordinated Notes by his or her acquisition of a Subordinated Note authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to effectuate the subordination of the Subordinated Notes as provided in the Subordinated Notes Indenture, and appoints the Trustee as his or her attorney-in-fact for any and all such purposes;

(s) The form of the Subordinated Notes to be issued on the date hereof shall be substantially in the form of Exhibit A hereto;

(t) The Company may issue additional Subordinated Notes (“Additional Subordinated Notes”) after the date hereof having the same ranking and same interest rate, maturity date, redemption terms and other terms, except for the price to the public, original interest accrual date, issue date and first Interest Payment Date, as the Subordinated Notes; provided, however, that such Additional Subordinated Notes will not have the same CUSIP, ISIN or other identifying number as the outstanding Subordinated Notes unless the Additional Subordinated Notes are fungible with the

Subordinated Notes for U.S. federal income tax purposes. Any such Additional Subordinated Notes, together with the Subordinated Notes, will constitute a single series of securities under the Subordinated Notes Indenture;

(u) The Company appoints The Bank of New York Mellon, London Branch, as the initial Calculation Agent and Principal Paying Agent for the Subordinated Notes;

(v) The Company appoints The Bank of New York Mellon SA/NV, Luxembourg Branch as the Subordinated Debt Securities Registrar for the Subordinated Notes pursuant to Section 3.05 of the Base Indenture;

(w) If a Capital Disqualification Event or a tax event that would entitle the Company to redeem the Subordinated Notes as set forth in Section 11.08 of the Base Indenture occurs and is continuing, the Company may substitute all (but not some) of the Subordinated Notes or modify the terms of all (but not some) of the Subordinated Notes as provided for in Section 8.04 of the Subordinated Notes Indenture;

(x) Subject to applicable law, neither any Holder or beneficial owner of the Subordinated Notes nor the Trustee acting on behalf of the Holders of the Subordinated Notes may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Company in respect of, or arising under, or in connection with, the Subordinated Notes as provided for in Section 12.04 of the Subordinated Notes Indenture;

(y) Each Holder of the Subordinated Notes acknowledges, accepts, consents to and agrees to be bound by the effect of the exercise of the Bail-in Power by the Relevant Resolution Authority as provided for in Article 13 of the Subordinated Notes Indenture; and

(z) The Bank of New York Mellon SA/NV, Luxembourg Branch, as the Subordinated Debt Securities Registrar for the Subordinated Notes acknowledges, accepts, consents to and agrees to be bound by the effect of the exercise of the Bail-in Power by the Relevant Resolution Authority as provided for in Article 13 of the Subordinated Notes Indenture.

ARTICLE 3

ADDITIONAL TERMS APPLICABLE TO THE SUBORDINATED NOTES

Section 3.01.    Addition of Definitions. With respect to the Subordinated Notes only, Section 1.01 of the Base Indenture is amended to include the following definitions (which shall be deemed to arise in Section 1.01 in their proper alphabetical order):

“Comparable Treasury Issue” means, with respect to the Reset Period, the U.S. Treasury security or securities selected by the Company (and notified to the Calculation Agent) with a maturity date on or about the last day of the Reset Period, and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of one year.

“Comparable Treasury Price” means, with respect to the Reset Date, (i) the arithmetic average of the Reference Treasury Dealer Quotations for the Reset Date (calculated on the Reset Determination Date preceding the Reset Date), after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then such Reference Treasury Dealer Quotation as quoted in writing to Banco Santander and the Calculation Agent by a Reference Treasury Dealer.

“H.15” means the daily statistical release designated as such and published by the Board of Governors of the United States Federal Reserve System under the caption “Treasury constant maturities,” or any successor or replacement publication as determined by Banco Santander (and notified to the Calculation Agent) that establishes yield on actively traded U.S. Treasury securities adjusted to constant maturity, and “most recent H.15” means, in respect of the Reset Period, the H.15 which includes a yield to maturity for U.S. Treasury securities with a maturity of one year published closest in time but prior to the Reset Determination Date.

“Issue Date” means November 22, 2021, being the date of the initial issue of the Subordinated Notes.

“Maturity Date” means November 22, 2032.

“Optional Early Redemption Period” means the three-month period from and including August 22, 2031 to and including the Reset Date.

“RD 1012/2015” means Royal Decree 1012/2015, of 6 November developing Law 11/2015, as amended or superseded from time to time.

“Reference Treasury Dealer” means each of up to five banks selected by the Company, or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S. dollars.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and the Reset Date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the applicable Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, at 11:00 a.m. (New York City time), on the Reset Determination Date.

“Reset Date” means November 22, 2031.

“Reset Determination Date” means the second Business Day preceding the Reset Date.

“Reset Period” means the period from (and including) the Reset Date to (but excluding) the Maturity Date.

“Supervisory Permission” means, in relation to any action, such supervisory permission (or, as appropriate, waiver) from the Regulator as is required therefor under Applicable Banking Regulations.

“U.S. Treasury Rate” means, in relation to the Reset Date and the Reset Period commencing on the Reset Date, the rate per annum equal to: (1) the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for one-year maturities, for the five Business Days immediately prior to the Reset Determination Date, published in the most recent H.15, for the maturity of one year; or (2) if such release (or any successor release) is not published during the week immediately prior to the Reset Determination Date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Reset Date. The U.S. Treasury Rate shall be determined by the Calculation Agent.

If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, “U.S. Treasury Rate” means the rate in percentage per annum as notified by the Calculation Agent to the Company equal to the yield on U.S. Treasury securities having a maturity of one year as set forth in the most recent H.15 (or any successor release to be determined by the Company and notified to the Calculation Agent) at 5:00 p.m. (New York City time) on the Reset Determination Date, as applicable.

Section. 3.02. Deletion of Definitions. With respect to the Subordinated Notes only, the following definitions shall be deleted in their entirety in Section 1.01 of the Base Indenture:

“BRRD II” means Directive (EU) 2019/879 of the European Parliament and of the Council of 20 May 2019 amending Directive 2014/59/EU as regards the loss-absorbing and recapitalisation capacity of credit institutions and investment firms and Directive 98/26/EC.

“CRR II” means Regulation (EU) 2019/876 of the European Parliament and of the Council of 20 May 2019 amending Regulation (EU) No 575/2013 as regards the leverage ratio, the net stable funding ratio, requirements for own funds and eligible liabilities, counterparty credit risk, market risk, exposures to central counterparties, exposures to collective investment undertakings, large exposures, reporting and disclosure requirements, and Regulation (EU) No 648/2012.

“Foreign Currency” means the euro or any currency issued by the government of any country (or a group of countries or participating member states) other than the United States which as at the time of payment is legal tender for the payment of public and private debts.

“Foreign Government Securities” means with respect to Subordinated Debt Securities of any series that are denominated in a Foreign Currency, non-callable (i) direct obligations of the participating member state or government that issued such Foreign Currency for the payment of which obligations its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of such participating member state or government, the payment of which obligations is unconditionally guaranteed as a full faith and credit obligation of such participating member state or government. For the avoidance of doubt, for all purposes hereof, euro shall be deemed to have been issued by each participating member state from time to time.

“SRM Regulation II” means Regulation (EU) 2019/877 of the European Parliament and of the Council of 20 May 2019 amending Regulation (EU) No 806/2014 as regards the loss-absorbing and recapitalization capacity of credit institutions and investment firms.

“U.S. Government Obligations” means securities that are non-callable and nonredeemable at the option of the issuer and that are (i) direct obligations of the United States for which its full faith and credit are pledged and/or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), which may include the Trustee, as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on or other amount with respect to the U.S. Government Obligation evidenced by such depository receipt.

Section 3.03.    Replacement of Definitions. With respect to the Subordinated Notes only, Section 1.01 of the Base Indenture is amended to replace in their entirety the following definitions:

“Additional Tier 1 Instrument” means any subordinated obligation (crédito subordinado) of the Company qualifying as additional tier 1 capital (capital de nivel 1 adicional) of the Company in accordance with Chapter 3 (Additional Tier 1 capital) of Title I (Elements of own funds) of Part Two

(Own Funds and Eligible Liabilities) of the CRR and/or Applicable Banking Regulations at such time, including any applicable transitional, phasing in or similar provisions.

“Bail-in Power” means any power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the Kingdom of Spain, relating to (i) the transposition of the BRRD, and in particular its article 59 (including but not limited to, Law 11/2015, RD 1012/2015 and any other implementing regulations), (ii) the SRM Regulation and (iii) the instruments, rules or standards created thereunder, pursuant to which any obligation of a Regulated Entity (or an affiliate of such Regulated Entity) can be reduced, cancelled, suspended, modified, or converted into shares, other securities, or other obligations of such Regulated Entity (or affiliate of such Regulated Entity).

“BRRD” means Directive 2014/59/EU of 15 May establishing the framework for the recovery and resolution of credit institutions and investment firms or such other directive as may amend or come into effect in place thereof, as implemented into law by Law 11/2015 and RD 1012/2015, as amended or replaced from time to time and including any other relevant implementing regulatory provisions.

“Business Day” means any day, other than Saturday or Sunday, that is not a Legal Holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York or London nor a day when the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 System), or any successor thereto, is closed for business.

“CRR” means Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on the prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012 or such other regulation as may come into effect in place thereof, as amended from time to time.

“Qualifying Notes” means, with respect to each series of Subordinated Debt Securities, at any time, any securities issued directly by the Company that have terms not otherwise materially less favorable to the Holders of the Subordinated Debt Securities of such series than the terms of the Subordinated Debt Securities of such series, provided that such securities shall:

(i)	contain terms which comply with the then current requirements for their inclusion in the Tier 2 Capital of the Company and/or the Group;

(ii)	carry the same rate of interest as the Subordinated Debt Securities of such series prior to the relevant substitution or variation pursuant to Section 8.04;

(iii)	have the same denomination and aggregate outstanding principal amount as the Subordinated Debt Securities of such series prior to the relevant substitution or variation pursuant to Section 8.04;

(iv)	have the same date of maturity and the same dates for payment of interest as the Subordinated Debt Securities of such series prior to the relevant substitution or variation pursuant to Section 8.04;

(v)	have at least the same ranking as the Subordinated Debt Securities of such series;

(vi)

not, immediately following such substitution or variation, be subject to a Capital Disqualification Event and/or a tax event that would entitle the Company to redeem the debt securities as set forth under Section 11.08; and

(vii)

be listed or admitted to trading on any stock exchange as selected by the Company, if the Subordinated Debt Securities of such series were listed or admitted to trading on a stock exchange immediately prior to the relevant substitution or variation pursuant to Section 8.04.

“Regulated Entity” means any entity to which BRRD, as implemented in the Kingdom of Spain (including but not limited to, Law 11/2015, RD 1012/2015 and any other implementing regulations), or any other Spanish law relating to the Bail-in Power, applies, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

“Regulator” means the European Central Bank, the Bank of Spain, the Relevant Resolution Authority or such other or successor authority exercising primary bank supervisory authority or the role of primary bank resolution authority, in each case with respect to prudential matters in relation to the Company and/or the Group.

“Relevant Resolution Authority” means the Spanish Fund for the Orderly Restructuring of Banks, the Bank of Spain, the European Single Resolution Board, as the case may be, according to Law 11/2015, and any other entity with the authority to exercise the Bail-in Power or any other resolution power from time to time.

“Senior Non Preferred Liabilities” means any unsubordinated and unsecured senior non preferred obligations (créditos ordinarios no preferentes) of the Company under Additional Provision 14.2º of Law 11/2015 and any other obligations which, by law and/or by their terms, and to the extent permitted by Spanish law, rank pari passu with the Senior Non Preferred Liabilities.

“Senior Subordinated Liabilities” means any contractually subordinated obligation (créditos subordinados) of the Company according to Article

281.1.2º of the Spanish Insolvency Law, ranking as subordinated debt which is not an Additional Tier 1 Instrument or a Tier 2 Instrument(deuda subordinada que no sea capital adicional de nivel 1 o 2) under Additional Provision 14.3º(a) of Law 11/2015.

“Spanish Insolvency Law” means the restated text of the Spanish Insolvency Law (Ley Concursal) approved by the Royal Decree-Legislative 1/2020, of 5 May, as amended from time to time.

“SRM Regulation” means Regulation (EU) No. 806/2014 of the European Parliament and of the Council of 15 July 2014, establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of the Single Resolution Mechanism and the Single Resolution Fund and amending Regulation (EU) No. 1093/2010, as amended or replaced from time to time.

“Tier 2 Instrument” means any subordinated obligation (crédito subordinado) of Banco Santander qualifying as tier 2 capital (capital de nivel 2) of Banco Santander in accordance with Chapter 4 (Tier 2 capital) of Title I (Elements of own funds) of Part Two (Own Funds and Eligible Liabilities) of the CRR and/or Applicable Banking Regulations at such time, including any applicable transitional, phasing in or similar provisions.

Section 3.04.    Payment. Notwithstanding Section 3.07 of the Base Indenture, payments of interest, if any, and any Additional Amounts on the Subordinated Notes may be made by wire transfer of immediately available funds.

Section 3.05.    Deletion of Satisfaction and Discharge Provisions. With respect to the Subordinated Notes only, Article 4 of the Base Indenture is deleted in its entirety.

Section 3.06. Replacement of Provisions with Respect to Events of Default. With respect to the Subordinated Notes only, Section 5.01(ii) of the Base Indenture is hereby replaced with the following:

Winding up: any order is made by any competent court or resolution passed for the winding up or liquidation of the Company (except in any such case for the purpose of reconstruction or amalgamation or a merger, spin-off or any other structural modification (modificación estructural), provided that any entity that survives or is created as a result of such merger, spin-off or other structural modification is given a rating by an internationally recognized rating agency at least equal to the then current rating of the Company at the time of such transaction).

Section 3.07.    Collection of Indebtedness and Suits for Enforcement by the Trustee. With respect to the Subordinated Notes only, Section 5.03 of the Base Indenture is amended in part to add the following sentences at the end of the section:

No remedy against the Company other than as referred to in this Article 5 shall be available to the Holders, whether for the recovery of amounts owing to the Holders in respect of the Subordinated Notes or under this Subordinated Notes Indenture or in respect of any breach by the Company of any of its other obligations under or in respect of the Subordinated Notes or under this Subordinated Notes Indenture, except that the Holders shall have such rights and powers as they are required to have under the Trust Indenture Act.

Section 3.08. Replacement of Provisions with Respect to Substitution and Variation. With respect to the Subordinated Notes only, the first paragraph of Section 8.04 of the Base Indenture is hereby replaced with the following:

Substitution and Variation. If a Capital Disqualification Event or a tax event that would entitle the Company to redeem the Subordinated Debt Securities of any series as set forth in Section 11.08 occurs and is continuing, the Company may substitute all (but not some) of the Subordinated Debt Securities of any series or modify the terms of all (but not some) of the Subordinated Debt Securities of such series, without any requirement for the consent or approval of the Holders of the Subordinated Debt Securities of such series, so that they are substituted for, or varied to, become, or remain, Qualifying Notes, subject to having given not less than 15 nor more than 30 days’ notice to the Holders of such series in accordance with Section 1.06 and to the Trustee (which notice shall be irrevocable and shall specify the date for substitution or, as applicable, variation), and subject to obtaining Supervisory Permission therefor, if and as required under Applicable Banking Regulations.

Section 3.09. Deletion of Provisions with Respect to Selection by the Trustee of Subordinated Notes to Be Redeemed. With respect to the Subordinated Notes only, the first paragraph of Section 11.03 of the Base Indenture is deleted in its entirety.

Section 3.10. Replacement of Provisions with Respect to Notice of Redemption. With respect to the Subordinated Notes only, Section 11.04 of the Base Indenture is hereby replaced with the following:

Notice of Redemption. Unless otherwise provided as contemplated by Section 3.01 with respect to any series of Subordinated Debt Securities, notice of redemption shall be given not less than 15 days nor more than 30 days prior to the Redemption Date to each Holder of Subordinated Debt Securities to be redeemed in the manner and to the extent provided in Section 1.06.

All notices of redemption shall state:

(a) the series of Subordinated Debt Securities subject to redemption,

(b) the Redemption Date,

(c) the Redemption Price,

(d) if fewer than all the Outstanding Subordinated Debt Securities of any series are to be redeemed, the principal amount of the Subordinated Debt Securities to be redeemed, (except in the case of a redemption pursuant to Section 11.08, 11.09 or 11.10, which must be a redemption in full),

(e) that on the Redemption Date the Redemption Price together with any accrued but unpaid interest will become due and payable upon each such Subordinated Debt Security to be redeemed and, if applicable, that interest thereon will cease to accrue on or after the said date,

(f) the place or places where such Subordinated Debt Securities are to be surrendered for payment of the Redemption Price, and

(g) the CUSIP, Common Code and/or ISIN number or numbers, if any, with respect to such Subordinated Debt Securities.

Any notice provided pursuant to this Section 11.04 shall be irrevocable, and the delivery thereof shall oblige the Company to make the redemption therein specified (unless the Bail-in Power is exercised by the Relevant Resolution Authority before the occurrence of such redemption).

Notice of redemption of Subordinated Debt Securities to be redeemed at the selection of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company, and the Company shall deliver an Officer’s Certificate requesting that the Trustee give such and setting forth the information to be stated in such notice no less than 10 Business Days prior to the date of the notice to Holders of Subordinated Debt Securities (unless a shorter notice shall be satisfactory to the Trustee).

Section 3.11. Replacement of Provisions with Respect to Optional Redemption Due to Changes in Tax Treatment. With respect to the Subordinated Notes only, Section 11.08 of the Base Indenture is hereby replaced with the following:

Optional Redemption Due to Changes in Tax Treatment. If (i) as a result of any change in, or amendment to, the laws or regulations of Spain or of any political subdivision thereof or any authority or agency therein or thereof having power to tax or in the interpretation or administration of any such laws or regulations which becomes effective on or after the date of issue of the first issued Subordinated Debt Securities of such series or any earlier date specified pursuant to Section 3.01, the Company shall determine that (a) the Company would be required to pay Additional Amounts pursuant to Section 10.04 or (b) the Company would not be entitled to claim a deduction in computing tax liabilities in Spain in respect of any interest to be paid on the next interest payment date on such series of Subordinated Debt Securities or the value of such deduction to the Company would be materially reduced or (c) the applicable tax treatment of the Subordinated Debt Securities of such series changes in a material way that was not reasonably foreseeable at the issue date and (ii) such circumstances are evidenced by the delivery by the Company to the Trustee of a copy of the Supervisory Permission for the redemption, if and as required, the Company may, at its option and having given no less than 15 nor more than 30 days’ notice to the Holders of the Subordinated Debt Securities of such series in accordance with Section 11.04 (which notice shall be irrevocable) and a concurrent copy thereof to the Trustee, redeem in whole, but not in part, the Outstanding Subordinated Debt Securities of such series, in accordance with the requirements of Applicable Banking Regulations in force at the relevant time, at their early tax redemption amount (the “Early Redemption Amount (Tax)”) (which shall be their principal amount), together with any accrued interest thereon to (but excluding) the date fixed for the redemption; provided, however, that (i) in the case of (i)(a) above, no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such Additional Amounts were a payment in respect of the Subordinated Debt Securities of such series then due and (ii) redemption for taxation reasons pursuant to this Section 11.08 may only take place in accordance with Applicable Banking Regulations in force at the relevant time and subject to the Company obtaining Supervisory Permission therefor, if and as required.

Section 3.12. Replacement of Provisions with Respect to Option Redemption For Capital Disqualification Event. With respect to the Subordinated Notes only, Section 11.09 of the Base Indenture is hereby replaced with the following:

Optional Redemption For Capital Disqualification Event. If (i) there is a Capital Disqualification Event and (ii) such circumstances are evidenced by the delivery by the Company to the Trustee of a copy of the Regulator’s consent to the redemption, the Company may, at its option and having given no less than 15 nor more than 30 days’ notice to the holders of the Subordinated Debt Securities of such series in accordance with Section 11.04 (which notice shall be irrevocable), redeem in whole but not in part the Outstanding Subordinated Debt Securities of such series in accordance with the requirements of Applicable Banking Regulations in force at the relevant time) at their early capital disqualification event redemption amount (the “Early Redemption Amount (Capital Disqualification Event)”) (which shall be their principal amount), together with any accrued and unpaid interest thereon to (but excluding) the date fixed for redemption; provided, however, that the Regulator consents to redemption of the Subordinated Debt Securities of such series.

Redemption for a Capital Disqualification Event is subject to the prior consent of the Regulator if and as required under Applicable Banking Regulations and may only take place in accordance with Applicable Banking Regulations in force at the relevant time.

Section 3.13. Replacement of Provisions with Respect to Optional Early Redemption (Call). With respect to the Subordinated Notes only, Section 11.10 of the Base Indenture is hereby replaced with the following:

Optional Early Redemption (Call). The Company may, at its option and having given no less than 15 nor more than 30 days’ notice to the Holders of the Subordinated Debt Securities in accordance with Section 11.04 (which notice shall be irrevocable) and a concurrent copy thereof to the Trustee, redeem the Subordinated Debt Securities, in whole, but not in part, on any date during the Optional Early Redemption Period, in accordance with the requirements of Applicable Banking Regulations in force at the relevant time and subject to the Company obtaining Supervisory Permission therefor, if and as required, at their optional redemption amount (the “Early Redemption Amount (Call)”) (which shall be their principal amount), together with any accrued interest thereon to (but excluding) the date fixed for redemption.

Section 3.14. Replacement of Provisions with Respect to Subordination. With respect to the Subordinated Notes only, Section 12.01 of the Base Indenture is hereby replaced with the following:

Subordinated Notes Subordinate to Claims of Senior Creditors. The Company, for itself, its successors and assigns, covenants and agrees, and each Holder of the Subordinated Notes by his acceptance thereof, likewise covenants and agrees, that the payment obligations of the Company under the Subordinated Notes constitute direct, unconditional, unsecured and subordinated obligations (créditos subordinados) of the Company according to Article 281.1 of the Spanish Insolvency Law and, in accordance with Additional Provision 14.3º of Law 11/2015, but subject to any other ranking that may apply as a result of any mandatory provision of law (or otherwise), upon the insolvency of the Company rank for so long as the obligations of the Company in respect of the Subordinated Notes constitute Tier 2 Instruments:

(i)

pari passu among themselves and with (a) all other claims in respect of Tier 2 Instruments and (b) any other subordinated obligations (créditos subordinados) which by law and/or by their terms, to the extent permitted by Spanish law, rank pari passu with the Company’s obligations under the Tier 2 Instruments;

(ii)

junior to (a) any unsubordinated obligations (créditos ordinarios) of the Company (including any Senior Non Preferred Liabilities) and (b) any other subordinated obligations (créditos subordinados) which by law and/or by their terms, to the extent permitted by Spanish law, rank senior to the Company’s obligations under the Tier 2 Instruments; and

(iii)

senior to (a) any claims in respect of Additional Tier 1 Instruments of the Company, and (b) any other subordinated obligations (créditos subordinados) of the Company which by law and/or by their terms, to the extent permitted by Spanish law, rank junior to the obligations of the Company under the Tier 2 Instruments.

The provisions of this Article 12 shall apply only to rights or claims payable under the Subordinated Notes and nothing herein shall affect or prejudice the payment of the costs, charges, expenses, liabilities, indemnity or remuneration of the Trustee, the first lien rights of the Trustee under Section 6.08 hereof, or the rights and remedies of the Trustee in respect thereof.

The Company agrees with respect to the Subordinated Notes and each Holder of Subordinated Notes, by his or her acquisition of a Subordinated Note will be deemed to have agreed to the subordination as described in this Section 12.01. Each such Holder will be deemed to have irrevocably waived his or her rights of priority which would otherwise be accorded to him or her under the laws of Spain, to the extent necessary to effectuate the subordination provisions of the Subordinated Note. In addition, each Holder of Subordinated Notes by his or her acquisition of such Subordinated Notes authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to effectuate the subordination of the such Subordinated Notes as provided in this Subordinated Notes Indenture and appoints the Trustee as his or her attorney-in-fact for any and all such purposes.

Section 3.15. Replacement of Provisions with Respect to Waiver of Right of Set-off. With respect to the Subordinated Notes only, Section 12.04 of the Base Indenture is hereby replaced with the following:

Waiver of Right of Set-off. Subject to applicable law, neither any Holder or beneficial owner of the Subordinated Debt Securities of any series nor the Trustee acting on behalf of the Holders of the Subordinated Debt Securities of such series may exercise, claim or plead any right of set-off, netting, compensation or retention in respect of any amount owed to it by the Company in respect of, or arising under, or in connection with, the Subordinated Debt Securities of such series or this Subordinated Debt Securities Indenture and each Holder and beneficial owner of the Subordinated Debt Securities of such series, by virtue of its holding of any Subordinated Debt Securities of such series or any interest therein, and the Trustee acting on behalf of the Holders of the Subordinated Debt Securities of such series, shall be deemed to have waived all such rights of set-off, netting compensation or retention. If, notwithstanding the above, any amounts due and payable to any Holder or beneficial owner of a Subordinated Debt Security of any series or any interest therein by the Company in respect of, or arising under, the Subordinated Debt Securities of such series are discharged by set-off, such Holder or beneficial owner shall, subject to applicable law, immediately pay an amount equal to the amount of such discharge to the Company (or, if the event of any voluntary or involuntary liquidation of the Company shall have occurred, the liquidator or administrator of the Company, as the case may be) and, until such time as payment is made, shall hold an amount equal to such amount in trust (where possible) or otherwise for the Company (or the liquidator or administrator of the Company, as the case may be) and, accordingly, any such discharge shall be deemed not to have taken place.

Section 3.16. Replacement of Provisions with Respect to Agreement and Acknowledgement with Respect to the Exercise of the Bail-in Power. With respect to the Subordinated Notes only, Section 13.01(a)(i) of the Base Indenture is hereby replaced with the following:

(i) to be bound by the effect of the exercise of the Bail-in Power by the Relevant Resolution Authority, which may include and result in any of the following, or some combination thereof:

-	the reduction of all, or a portion, of the Amounts Due on a permanent basis;

-

the conversion of all, or a portion, of the Amounts Due into Common Equity Tier 1 instruments, other securities or other obligations of the Company or another person (and the issue to the Holder of such Common Equity Tier 1 instruments, securities or obligations), including by means of an amendment, modification or variation of the terms of the Subordinated Debt Securities, in which case the Holder agrees to accept in lieu of its rights under such Subordinated Debt Securities any such Common Equity Tier 1 instruments, other securities or other obligations of the Company or another person;

-	the cancellation of the Subordinated Debt Securities or Amounts Due;

-

the amendment or alteration of the maturity of the Subordinated Debt Securities or amendment of the interest payable on the Subordinated Debt Securities, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and

ARTICLE 4

MISCELLANEOUS

Section 4.01.    Effect of Supplemental Indenture. Upon the execution and delivery of this Second Supplemental Indenture by each of the Company and the Trustee, the Base Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Base Indenture for all purposes in respect of the Subordinated Notes or otherwise as applicable.

Section 4.02.    Confirmation of Indenture. The Base Indenture, as heretofore amended and supplemented and as amended and supplemented by this Second Supplemental Indenture with respect to the Subordinated Notes or otherwise as applicable, is in all respects ratified and confirmed, and the Base Indenture, this Second Supplemental Indenture and all other indentures supplemental thereto shall, in respect of the Subordinated Notes or otherwise as applicable, be read, taken and construed as one and the same instrument. This Second Supplemental Indenture constitutes an integral part of the Subordinated Notes Indenture and, where applicable, with respect to the Subordinated Notes. In the event of a conflict between the terms and conditions of the Base Indenture and the terms and conditions of this Second Supplemental Indenture, the terms and conditions of this Second Supplemental Indenture shall prevail where applicable.

Section 4.03.    Concerning the Trustee. The Trustee does not make any representations as to the validity, sufficiency or adequacy of this Second Supplemental Indenture or the Subordinated Notes. The recitals and statements herein and in the Subordinated Notes are deemed to be those of the Company and not the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Base Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

Section 4.04.    Governing Law. The Subordinated Notes Indenture and the Subordinated Notes shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the choice of law provisions), except for Sections 12.01 and 12.02 of the Base Indenture, as amended and supplemented by this Second Supplemental Indenture, Section 2.01(r) of this Second Supplemental Indenture and the status provisions of the Subordinated Notes, which shall be governed by and construed in accordance with the laws of the Kingdom of Spain, and except that the authorization and execution by the Company of the Subordinated Notes Indenture and the Subordinated Notes shall be governed by (in addition to the laws of the State of New York relevant to execution) the respective jurisdictions of organization of the Company and the Trustee, as the case may be.

Section 4.05.    Separability. In case any provision contained in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.06.    Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile, email or other electronic format (i.e., “pdf,” “tif” or “jpg”) transmission and other electronically imaged signatures (including, without limitation,

DocuSign and AdobeSign) shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, email or other electronic format (i.e., “pdf,” “tif” or “jpg”) shall be deemed to be their original signatures for all purposes. This Second Supplemental Indenture and any indenture supplemental hereto and any other document, certificate or opinion delivered in connection with this Second Supplemental Indenture, such supplemental indenture or the issuance and delivery of the Subordinated Notes may be signed by or on behalf of the Company and the Trustee by manual, facsimile or pdf or other electronically imaged signature (including, without limitation, DocuSign and AdobeSign).

Section 4.07.    Electronic Means. The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Second Supplemental Indenture and related financing documents and delivered using email, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder (collectively, the “Electronic Means”); provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 4.08.    Recognition of Bail-In. Notwithstanding and to the exclusion of any other term of this Second Supplemental Indenture or any other agreements, arrangements, or understanding between the Subordinated Debt Securities Registrar and the Company or any Holder, the Company and each Holder acknowledges and accepts that a BRRD Liability arising under this Second Supplemental Indenture may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of the Subordinated Debt Securities Registrar to the Company or to any Holder under this Second Supplemental Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Subordinated Debt Securities Registrar or another person, and the issue to or conferral on the Company or on any Holder of such shares, securities or obligations;

(iii) the cancellation of the BRRD Liability;

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(b) the variation of the terms of this Second Supplemental Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority in respect of the Subordinated Debt Securities Registrar.

Solely as used in this Section 4.08:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms or such other directive as may amend or come into effect in place thereof, as amended or replaced from time to time and including any other relevant implementing regulatory provisions.

“BRRD Liability” means a liability in respect of which the relevant Write-down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the Subordinated Securities Registrar.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

BANCO SANTANDER, S.A., as Issuer

By:	/s/ José Antonio Soler
Name:	José Antonio Soler
Title:	Authorized Signatory

[Signature Page to Second Supplemental Indenture]

THE BANK OF NEW YORK MELLON, London Branch, as Trustee

By:	/s/ Thomas Bolton
Name:	Thomas Bolton
Title:	Authorized Signatory

[Signature Page to Second Supplemental Indenture]

THE BANK OF NEW YORK MELLON SA/NV, Luxembourg Branch, as Registrar

By:	/s/ Thomas Bolton
Name:	Thomas Bolton
Title:	Authorized Signatory

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

FORM OF GLOBAL NOTE

THIS NOTE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY AS THE DEPOSITARY (AS DEFINED IN THE SUBORDINATED NOTES INDENTURE GOVERNING THIS NOTE), OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE BASE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.05 OF THE BASE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.09 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SUBORDINATED NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE SUBORDINATION OF THIS NOTE IS SET FORTH IN SECTIONS 12.01 AND 12.02 OF THE BASE INDENTURE, AS AMENDED AND SUPPLEMENTED BY THE SECOND SUPPLEMENTAL INDENTURE, AND SECTION 2.01(r) OF THE SECOND SUPPLEMENTAL INDENTURE, AND THIS NOTE IS ISSUED SUBJECT TO THE PROVISIONS OF SUCH SECTIONS 12.01, 12.02 AND 2.01(r), RESPECTIVELY, AND THE HOLDER OF THIS NOTE, BY ACCEPTING THE SAME, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS. THE PROVISIONS OF SECTIONS 12.01 AND 12.02 OF THE BASE INDENTURE, AS AMENDED AND SUPPLEMENTED BY THE SECOND SUPPLEMENTAL INDENTURE, SECTION 2.01(r) OF THE SECOND SUPPLEMENTAL INDENTURE AND THE TERMS OF THIS PARAGRAPH ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE KINGDOM OF SPAIN.

CUSIP No. 05971K AL3

ISIN No. US05971KAL35

SERIES 125 3.225% TIER 2 SUBORDINATED CALLABLE FIXED-TO-FIXED RATE NOTES DUE 2032

Issued by

BANCO SANTANDER, S.A.

No.	$

BANCO SANTANDER, S.A., a sociedad anónima, incorporated under the laws of the Kingdom of Spain (herein called the “Company,” which term includes any successor person under the Subordinated Notes Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $                 (                 dollars) on November 22, 2032 (the “Maturity Date”) or on such earlier date as the principal hereof may become due in accordance with the terms hereof and to pay interest thereon semi-annually in arrears on May 22 and November 22 of each year, commencing on May 22, 2022, and ending on November 22, 2032 (each, a “Payment Date”). Interest so payable on any Payment Date shall be paid to the Holder in whose name this Note is registered on the 15th calendar day immediately preceding the relevant Payment Date, whether or not such day is a Business Day, as defined in the Subordinated Notes Indenture (each a “Regular Record Date”).

From (and including) the date of issuance to (but excluding) November 22, 2031 (the “Reset Date”), interest on this Note will be payable at a fixed rate of 3.225% per annum. From (and including) the Reset Date to (but excluding) the Maturity Date (the “Reset Period”), interest on this Note will be payable at a fixed rate equal to the applicable U.S. Treasury Rate as of the second Business Day preceding the Reset Date (the “Reset Determination Date”), plus 1.600% per annum.

Payments of interest on this Note shall be computed on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed in such month.

Payment of the principal amount of and any interest on, this Note will be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such payment shall be made to the Holder including through a Paying Agent of the Company for collection by the Holder. If the date for payment of the principal amount hereof or interest thereon is not a Business Day, then (subject as provided in the Subordinated Notes Indenture) such payment shall be made on the next succeeding Business Day with the same force and effect as if made on such date for payment, provided that no interest shall accrue on such payment for the period from and after such payment date.

The Subordinated Notes are issuable in minimum denominations of $200,000 and integral multiples of $200,000 in excess thereof.

For information purposes only, without any substantive effect whatsoever and solely in order to comply with Article 413(d) of the Spanish Companies Law (Ley de Sociedades de Capital), approved by Royal Decree 1/2010, of July 2, to the extent applicable, it is hereby noted that the initial aggregate principal amount of the Subordinated Notes, i.e., US$1,000,000,000, was equivalent to approximately €879,700,000 at the exchange rate of €0.8797 per US$1.00 listed on the corresponding Bloomberg screen at the close of business on November 15, 2021. Amounts due on the Notes shall not under any circumstances whatsoever be payable in any currency other than U.S. Dollars.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner of such Note for the purpose of receiving payment of principal and interest, if any, on and any Additional Amounts with respect to such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual, PDF or other electronically imaged signature (including, without limitation, DocuSign and AdobeSign), this Note shall not be entitled to any benefit under the Subordinated Notes Indenture or be valid or obligatory for any purpose.

Notwithstanding any other term of this Note or any other agreements, arrangements, or understandings between the Company and any Holder of the Subordinated Notes, by its acquisition of this Note, each Holder (which includes each holder of a beneficial interest in this Note) acknowledges, accepts, consents to and agrees:

(i) to be bound by the effect of the exercise of the Bail-in Power by the Relevant Resolution Authority, which may include and result in any of the following, or some combination thereof:

•	the reduction of all, or a portion, of the Amounts Due on a permanent basis;

•

the conversion of all, or a portion, of the Amounts Due into Common Equity Tier 1 instruments, other securities or other obligations of the Company or another person (and the issue to the Holder of such Common Equity Tier 1 instruments, securities or obligations), including by means of an amendment, modification or variation of the terms of this Note, in which case the Holder agrees to accept in lieu of its rights under this Note any such Common Equity Tier 1 instruments, other securities or other obligations of the Company or another person;

•	the cancellation of this Note or Amounts Due;

•

the amendment or alteration of the maturity of this Note or amendment of the interest payable on this Note, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and

(ii) that the terms of this Note are subject to, and may be varied, if necessary, to give effect to, the exercise of the Bail-in Power by the Relevant Resolution Authority.

“Amounts Due” means the principal amount of, premium, if any, together with any accrued but unpaid interest, and Additional Amounts, if any, due on the Subordinated Notes. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of the Bail-in Power by the Relevant Resolution Authority.

“Bail-in Power” means any power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the Kingdom of Spain, relating to (i) the transposition of the BRRD, and in particular its article 59 (including but not limited to, Law 11/2015, RD 1012/2015 and any other implementing regulations), (ii) the SRM Regulation and (iii) the instruments, rules or standards created thereunder, pursuant to which any obligation of a Regulated Entity (or an affiliate of such Regulated Entity) can be reduced, cancelled, suspended, modified, or converted into shares, other securities, or other obligations of such Regulated Entity (or affiliate of such Regulated Entity).

“BRRD” means Directive 2014/59/EU of 15 May establishing the framework for the recovery and resolution of credit institutions and investment firms or such other directive as may amend or come into effect in place thereof, as implemented into law by Law 11/2015 and RD 1012/2015, as amended or replaced from time to time and including any other relevant implementing regulatory provisions.

“Business Day” means any day, other than Saturday or Sunday, that is not a Legal Holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York or London nor a day when the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 System), or any successor thereto, is closed for business.

“Law 11/2015” means Law 11/2015 of 18 June, on recovery and resolution of credit institutions and investment firms (Ley 11/2015, de 18 de junio, de recuperación y resolución de entidades de crédito y empresas de servicios de inversión) as amended or replaced from time to time.

“RD 1012/2015” means Royal Decree 1012/2015, of 6 November developing Law 11/2015, as amended or superseded from time to time.

“Regulated Entity” means any entity to which BRRD, as implemented in the Kingdom of Spain (including but not limited to, Law 11/2015, RD 1012/2015 and any other implementing regulations), or any other Spanish law relating to the Bail-in Power, applies, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

“Relevant Resolution Authority” means the Spanish Fund for the Orderly Restructuring of Banks, the Bank of Spain, the European Single Resolution Board, as the case may be, according to Law 11/2015, and any other entity with the authority to exercise the Bail-in Power or any other resolution power from time to time.

“SRM Regulation” means Regulation (EU) No. 806/2014 of the European Parliament and of the Council of 15 July 2014, establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of the Single Resolution Mechanism and the Single Resolution Fund and amending Regulation (EU) No. 1093/2010, as amended or replaced from time to time.

The public deed of issuance (escritura de emisión) related to the Subordinated Notes represented hereby was executed on November 18, 2021 before Mr. Miguel Ruiz Gallardón García de la Rasilla with the number 10353 of his records.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: November 22, 2021

BANCO SANTANDER, S.A., as Issuer

By:
Name:
Title:

[Global Note Signature Page]

CERTIFICATE OF AUTHENTICATION

This is one of the Subordinated Debt Securities of the series designated herein referred to in the within-mentioned Subordinated Notes Indenture.

Dated: November 22, 2021

THE BANK OF NEW YORK MELLON,
London Branch, as Trustee

By:
Authorized Signatory

[Global Note Signature Page]

[REVERSE OF SECURITY]

This Note is one of a duly authorized issue of securities of the Company of the series designated Series 125 3.225% Tier 2 Subordinated Callable Fixed-to-Fixed Rate Notes due 2032 (herein called the “Subordinated Notes”) issued and to be issued in one or more series under a Subordinated Notes Indenture, dated as of December 3, 2020, as heretofore supplemented and amended (herein called the “Base Indenture”), between the Company, as issuer, and The Bank of New York Mellon, London Branch, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture), as amended and supplemented by the Second Supplemental Indenture, dated as of November 22, 2021, among the Company, The Bank of New York Mellon, London Branch, as trustee, calculation agent and principal paying agent and The Bank of New York Mellon SA/NV, Luxembourg Branch, as subordinated debt securities registrar (the “Second Supplemental Indenture,” and the Base Indenture, as amended and supplemented by the Second Supplemental Indenture, the “Subordinated Notes Indenture”) to which Subordinated Notes Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company and the Trustee and the Holders of the Subordinated Notes and of the terms upon which the Subordinated Notes are, and are to be, authenticated and delivered. Capitalized terms used herein are used as defined in the Subordinated Notes Indenture unless otherwise indicated. The terms of the Subordinated Notes include those stated in the Subordinated Notes Indenture. The Subordinated Notes are subject to all such terms, and Holders are referred to the Subordinated Notes Indenture for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Subordinated Note and the terms of the Subordinated Notes Indenture, the terms of the Subordinated Notes Indenture will control.

This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $1,000,000,000; provided, that the Company may, from time to time, without the consent of the Holders of the Subordinated Notes, issue additional Subordinated Debt Securities under the Subordinated Notes Indenture, having the same ranking and same interest rate, maturity, redemption terms and other terms, except for the price to the public, original interest accrual date, issue date and first interest payment date, as the Subordinated Notes; provided, however, that such additional Subordinated Notes will not have the same CUSIP, ISIN or other identifying number as the outstanding Subordinated Notes unless the additional Subordinated Notes are fungible with the Subordinated Notes for U.S. federal income tax purposes. Any such additional Subordinated Notes, together with the Subordinated Notes, will constitute a single series of Subordinated Notes under the Subordinated Notes Indenture and shall be included in the definition of “Subordinated Debt Securities” in the Base Indenture where the context requires.

The payment obligations of the Company under the Subordinated Notes constitute direct, unconditional, unsecured and subordinated obligations (créditos subordinados) of the Company according to Article 281.1 of the Spanish Insolvency Law and, in accordance with Additional Provision 14.3º of Law 11/2015, but subject to any other ranking that may apply as a result of any mandatory provision of law (or otherwise), upon the insolvency of the Company rank for so long as the obligations of the Company in respect of the Subordinated Notes constitute Tier 2 Instruments (as defined below): (i) pari passu among themselves and with (a) all other claims in respect of Tier 2 Instruments and (b) any other subordinated obligations (créditos subordinados)

which by law and/or by their terms, to the extent permitted by Spanish law, rank pari passu with the Company’s obligations under the Tier 2 Instruments; (ii) junior to (a) any unsubordinated obligations (créditos ordinarios) of the Company (including any Senior Non Preferred Liabilities (as defined below)) and (b) any other subordinated obligations (créditos subordinados) which by law and/or by their terms, to the extent permitted by Spanish law, rank senior to the Company’s obligations under the Tier 2 Instruments; and (iii) senior to (a) any claims in respect of Additional Tier 1 Instruments (as defined below) of the Company, and (b) any other subordinated obligations (créditos subordinados) of the Company which by law and/or by their terms, to the extent permitted by Spanish law, rank junior to the obligations of the Company under the Tier 2 Instruments.

The Company agrees with respect to the Subordinated Notes and each Holder of the Subordinated Notes, by his or her acquisition of a Subordinated Note, will be deemed to have agreed to the above described subordination. Each such Holder will be deemed to have irrevocably waived his or her rights of priority which would otherwise be accorded to him or her under the laws of Spain, to the extent necessary to effectuate the subordination provisions of the Subordinated Notes. In addition, each Holder of the Subordinated Notes by his or her acquisition of the Subordinated Notes authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to effectuate the subordination of the Subordinated Notes as provided in the Subordinated Notes Indenture and as summarized herein and appoints the Trustee as his or her attorney-in-fact for any and all such purposes.

The obligations of the Company under the Subordinated Notes are subject to the Bail-in Power.

“Additional Tier 1 Instrument” means any subordinated obligation (crédito subordinado) of the Company qualifying as additional tier 1 capital (capital de nivel 1 adicional) of the Company in accordance with Chapter 3 (Additional Tier 1 capital) of Title I (Elements of own funds) of Part Two (Own Funds and Eligible Liabilities) of the CRR and/or Applicable Banking Regulations at such time, including any applicable transitional, phasing in or similar provisions.

“Law 11/2015” means Law 11/2015 of 18 June, on recovery and resolution of credit institutions and investment firms (Ley 11/2015, de 18 de junio, de recuperación y resolución de entidades de crédito y empresas de servicios de inversión) as amended or replaced from time to time.

“Senior Non Preferred Liabilities” means any unsubordinated and unsecured senior non preferred obligations (créditos ordinarios no preferentes) of the Company under Additional Provision 14.2º of Law 11/2015 and any other obligations which, by law and/or by their terms, and to the extent permitted by Spanish law, rank pari passu with the Senior Non Preferred Liabilities.

“Senior Subordinated Liabilities” means any contractually subordinated obligation (créditos subordinados) of the Company according to Article 281.1.2º of the Spanish Insolvency Law, ranking as subordinated debt which is not an Additional Tier 1 Instrument or a Tier 2 Instrument (deuda subordinada que no sea capital adicional de nivel 1 o 2) under Additional Provision 14.3º(a) of Law 11/2015.

“Spanish Insolvency Law” means the restated text of the Spanish Insolvency Law (Ley Concursal) approved by the Royal Decree-Legislative 1/2020, of 5 May, as amended from time to time.

“Tier 2 Instrument” means any subordinated obligation (crédito subordinado) of Banco Santander qualifying as tier 2 capital (capital de nivel 2) of the Company in accordance with Chapter 4 (Tier 2 capital) of Title I (Elements of own funds) of Part Two (Own Funds and Eligible Liabilities) of the CRR and/or Applicable Banking Regulations at such time, including any applicable transitional, phasing in or similar provisions.

The provisions of Sections 12.01 and 12.02 of the Base Indenture, as amended and supplemented by the Second Supplemental Indenture, and Section 2.01(r) of the Second Supplemental Indenture shall apply only to rights or claims payable with respect to the Subordinated Notes and nothing herein shall affect or prejudice the payment of the costs, charges, expenses, liabilities, indemnity or remuneration of the Trustee, the first lien rights of the Trustee under Section 6.08 of the Base Indenture, or the rights and remedies of the Trustee in respect thereof.

Notwithstanding any other term of this Note or any other agreements, arrangements, or understandings between the Company and any Holder of the Subordinated Notes, by its acquisition of this Note, each Holder (which includes each holder of a beneficial interest in this Note) acknowledges, accepts, consents to and agrees:

(i) to be bound by the effect of the exercise of the Bail-in Power by the Relevant Resolution Authority, which may include and result in any of the following, or some combination thereof:

•	the reduction of all, or a portion, of the Amounts Due on a permanent basis;

•

the conversion of all, or a portion, of the Amounts Due into Common Equity Tier 1 instruments, other securities or other obligations of the Company or another person (and the issue to the Holder of such Common Equity Tier 1 instruments, securities or obligations), including by means of an amendment, modification or variation of the terms of this Note, in which case the Holder agrees to accept in lieu of its rights under this Note any such Common Equity Tier 1 instruments, other securities or other obligations of the Company or another person;

•	the cancellation of this Note or Amounts Due;

•

the amendment or alteration of the maturity of this Note or amendment of the interest payable on this Note, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and

(ii) that the terms of this Note are subject to, and may be varied, if necessary, to give effect to, the exercise of the Bail-in Power by the Relevant Resolution Authority.

“Amounts Due” means the principal amount of, premium, if any, together with any accrued but unpaid interest, and Additional Amounts, if any, due on the Subordinated Notes. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of the Bail-in Power by the Relevant Resolution Authority.

“Bail-in Power” means any power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the Kingdom of Spain, relating to (i) the transposition of the BRRD, and in particular its article 59 (including but not limited to, Law 11/2015, RD 1012/2015 and any other implementing regulations), (ii) the SRM Regulation and (iii) the instruments, rules or standards created thereunder, pursuant to which any obligation of a Regulated Entity (or an affiliate of such Regulated Entity) can be reduced, cancelled, suspended, modified, or converted into shares, other securities, or other obligations of such Regulated Entity (or affiliate of such Regulated Entity).

“BRRD” means Directive 2014/59/EU of 15 May establishing the framework for the recovery and resolution of credit institutions and investment firms or such other directive as may amend or come into effect in place thereof, as implemented into law by Law 11/2015 and RD 1012/2015, as amended or replaced from time to time and including any other relevant implementing regulatory provisions.

“RD 1012/2015” means Royal Decree 1012/2015, of 6 November developing Law 11/2015, as amended or superseded from time to time.

“Regulated Entity” means any entity to which BRRD, as implemented in the Kingdom of Spain (including but not limited to, Law 11/2015, RD 1012/2015 and any other implementing regulations), or any other Spanish law relating to the Bail-in Power, applies, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

“Relevant Resolution Authority” means the Spanish Fund for the Orderly Restructuring of Banks, the Bank of Spain, the European Single Resolution Board, as the case may be, according to Law 11/2015, and any other entity with the authority to exercise the Bail-in Power or any other resolution power from time to time.

“SRM Regulation” means Regulation (EU) No. 806/2014 of the European Parliament and of the Council of 15 July 2014, establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of the Single Resolution Mechanism and the Single Resolution Fund and amending Regulation (EU) No. 1093/2010, as amended or replaced from time to time.

The exercise of the Bail-in Power by the Relevant Resolution Authority with respect to the Subordinated Notes shall not constitute an event of default and the terms and conditions of the Subordinated Notes shall continue to apply in relation to the residual principal amount of, or outstanding amount payable with respect to, the Subordinated Notes subject to any modification of the amount of distributions payable to reflect the reduction of the principal amount, and any further modification of the terms that the Relevant Resolution Authority may decide in accordance with applicable laws and regulations relating to the resolution of credit institutions, investment firms and/or Company entities incorporated in the relevant member state.

No repayment or payment of Amounts Due, if any, on the Subordinated Notes, will become due and payable or be paid after the exercise of any Bail-in Power by the Relevant Resolution Authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise.

By its acquisition of this Note, each Holder of this Note, (which, for the purposes of this clause, includes each holder of a beneficial interest in this Note), to the extent permitted by the Trust Indenture Act, will waive any and all claims, in law and/or in equity, against the Trustee for, agree not to initiate a suit against the Trustee in respect of, and agree that the Trustee will not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the Bail-in Power by the Relevant Resolution Authority with respect to this Note.

Additionally, by its acquisition of this Note, each Holder of this Note acknowledges and agrees that, upon the exercise of the Bail-in Power by the Relevant Resolution Authority:

(i) the Trustee will not be required to take any further directions from the Holders of the Subordinated Notes with respect to any portion of the Subordinated Notes that are written-down, converted to equity and/or cancelled under the Subordinated Notes Indenture, which authorizes holders of a majority in aggregate outstanding principal amount of the outstanding Subordinated Notes to direct certain actions relating to the Subordinated Notes; and

(ii) the Subordinated Notes Indenture will not impose any duties upon the Trustee whatsoever with respect to the exercise of the Bail-in Power by the Relevant Resolution Authority;

provided, however, that notwithstanding the exercise of the Bail-in Power by the Relevant Resolution Authority, so long as the Subordinated Notes remain outstanding, there will at all times be a Trustee for the Subordinated Notes in accordance with the Subordinated Notes Indenture, and the resignation and/or removal of the Trustee and the appointment of a successor Trustee will continue to be governed by the Base Indenture, including to the extent no additional supplemental indenture or amendment is agreed upon in the event the Subordinated Notes remain outstanding following the completion of the exercise of the Bail-in Power.

By its acquisition of this Note, each Holder of this Note acknowledges and agrees that neither a cancellation or deemed cancellation of the principal or interest (in each case, in whole or in part), nor the exercise of the Bail-in Power by the Relevant Resolution Authority with respect to the Subordinated Notes will give rise to a default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act.

By purchasing this Note, each Holder (including each beneficial owner) of this Note shall be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds this Note to take any and all necessary action, if required, to implement the exercise of the Bail-in Power with respect to the Subordinated Notes as it may be imposed, without any further action or direction on the part of such Holder.

Each Holder of this Note also acknowledges and agrees that the foregoing description of the Bail-in Power and its exercise is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understandings relating to the application of any Bail-in Power to the Subordinated Notes.

Each Holder of this Note that acquires such Subordinated Notes in the secondary market (including each beneficial owner) shall be deemed to acknowledge, agree to be bound by and consent to the same provisions specified herein to the same extent as the Holders of the Subordinated Notes that acquire the Subordinated Notes upon their initial issuance, including, without limitation, with respect to the acknowledgment and agreement to be bound by and consent to the terms of the Subordinated Notes, including in relation to the Bail-in-Power.

Additional terms of the Subordinated Notes, including but not limited to events of default, remedies, payment of additional amounts in respect of withholding tax, substitution and variation of the Subordinated Notes upon certain regulatory events, and amendment are set forth in the Subordinated Notes Indenture.

The Subordinated Notes Indenture and the Subordinated Notes shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the choice of law provisions), except for Sections 12.01 and 12.02 of the Base Indenture, as amended and supplemented by the Second Supplemental Indenture, Section 2.01(r) of the Second Supplemental Indenture and the status of the Subordinated Notes, which shall be governed by and construed in accordance with the laws of The Kingdom of Spain, and except that the authorization and execution by the Company of the Subordinated Notes Indenture and the Subordinated Notes shall be governed by (in addition to the laws of the State of New York relevant to execution) the respective jurisdictions of organization of the Company and the Trustee, as the case may be.

The Subordinated Notes and this Note have been issued in the State of New York.